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NEWS RELEASE
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FOR IMMEDIATE RELEASE                                      [VERDANT BRANDS LOGO]

   Verdant Brands, Inc.
   9555 James Avenue S, Suite 200
   Bloomington, MN 55431-2543
   (952) 703-3300 Fax: (952) 887-1300


RELEASE DATE: NOVEMBER 20, 2000
RELEASE SOURCE CONTACT:    Bruce Mallory, President and COO


                VERDANT BRANDS COMPLETES SALE OF RETAIL BUSINESS
                            TO WOODSTREAM CORPORATION

MINNEAPOLIS, MN, NOVEMBER 20, 2000 - Verdant Brands, Inc. (NASDAQ: VERD.OB) announced today that it has completed the sale of the Company's environmentally-sensitive product lines to Woodstream Corporation. Woodstream has purchased the operating assets associated with the environmentally-sensitive, insecticide, pest control and fertilizer products sold through retail distribution. These products are sold in the United States under the Safer(R), SureFireTM, and Ringer(R) brand names. The proceeds of the sale have been used by the Company to pay down its indebtedness to its senior secured lender.

Woodstream Corporation develops and markets complimentary environmentally-sensitive products for the retail markets under the brand names of Victor(R) and Havahart(R). "We view Woodstream as an excellent strategic fit with Verdant's environmentally-sensitive brands", said Bruce Mallory, President and COO of Verdant Brands, Inc.

Verdant Brands also markets products that are sold to commercial markets through its wholly owned subsidiary, Consep, Inc. Consep markets mating-disruption products to the agri-business community. In connection with the sale transaction, Woodstream and Consep entered into a Supply and Manufacturing Agreement for the supply of pheromone products to Woodstream by Consep for incorporation by Woodstream into certain of its retail products.